Exhibit 99.1

Contacts:	Andrea Vedanayagam Manager, Corp. Communications (408)990-4000 andrea@quicklogic.com	Carl M. Mills Chief Financial Officer (408) 990-4000 cmills@quicklogic.com

QUICKLOGIC WELCOMES NICHOLAS ARETAKIS

TO BOARD OF DIRECTORS

SUNNYVALE, Calif. — May 31, 2006 — QuickLogic Corporation (NASDAQ: QUIK), the lowest power programmable logic leader, today announced that Nicholas A. Aretakis, the Vice President of Worldwide Sales at Advanced Analogic Technologies Inc., has been named to QuickLogic’s Board of Directors.

 “Nicholas brings extensive semiconductor marketing and sales experience to our board of directors,” said Tom Hart, QuickLogic’s Chairman, President, and CEO.  “Coupled with his extensive contacts in Asia-Pacific and his considerable consumer, PC and telecom market expertise, we are confident his insights will yield significant contributions to our team.”  Mr. Aretakis’ selection to the QuickLogic Board of Directors brings the total number of directors to six, five of whom are independent.  Mr. Aretakis will serve as a Class I director, with a term of three years expiring on the date on which the Company’s Annual Meeting of Stockholders is held in 2009.

With more than 20 years of experience in the semiconductor industry, Aretakis is an executive with extensive international sales and business development experience. He has served markets spanning North America, Southeast Asia, and Western Europe. Before joining AnalogicTech, Aretakis served for more than three years in the Office of the President for GlobespanVirata, Inc., where he led an integrated sales, marketing, operations, and communications team for the $500M+, 700-person company. Aretakis was previously Vice President of Worldwide Sales for GlobeSpan, Inc., where he led the growth of revenues from $20 million to more than $350 million in only three years. Earlier in his career, Aretakis served as Vice President of Sales and Acting Vice

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President of Marketing at ESS Technology, Inc. and Director of Sales at SEEQ Technology, Inc. He began his semiconductor industry career serving as Marketing Manager for non-volatile memory products at Microchip Technology, Inc. Aretakis holds a B.S. in Electrical Engineering from Columbia University, and a B.A. in Mathematics from Hobart College (Cum Laude).

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) is the leading provider of the lowest power programmable logic solutions for the portable consumer, industrial, communications and military markets.  Our latest products, PolarPro™, Eclipse™ II and QuickPCI™ are being used to implement bridge and control solutions in embedded systems requiring Wi-Fi and IDE-based hard disk drives.  QuickLogic’s proprietary ViaLink® technology offers significant benefits for programmable logic, including the lowest power, instant-on capability and bullet proof intellectual property security.  The company is located at 1277 Orleans Drive, Sunnyvale, CA 94089-1138. For more information, please visit the QuickLogic web site at www.quicklogic.com.

The QuickLogic name and logo are registered trademarks of QuickLogic Corporation.  All other brands or trademarks are the property of their respective holders and should be treated as such.

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